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                                                                       EXHIBIT 7

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------


          This Agreement (the "Agreement") is made and entered into as of December 14, 1998 between Apollo Home Partners, L.P., a Delaware limited partnership (hereinafter, the "Seller") and Anthony J. Caldarone ("Mr. Caldarone"), an individual and a principal of Calton, Inc. (the "Company"), and Joyce P. Caldarone, an individual (collectively, the "Buyers").

          WHEREAS, Buyers desire to purchase and Seller desires to sell an aggregate of 1,772,000 shares of Common Stock (the "Shares") of the Company as set forth in EXHIBIT A hereto;

          WHEREAS, Seller is also entering into an agreement with the Company to sell 886,000 shares of the Common Stock of the Company to the Company simultaneously herewith (the "Calton Sale").

          NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the parties hereto agree as follows:

1    Purchase and Sale.
     -----------------

     1.1 For and in consideration of the Purchase Price being paid to Seller simultaneously herewith as provided in Section 1.2, Seller does hereby irrevocably sell, assign, transfer and set over all of its right, title and interest in and to 886,000 Shares to each of the Buyers.

     1.2 For and in consideration of the sale, assignment and transfer of the Shares to the Buyers as provided herein, simultaneously herewith each Buyer is paying to the Seller an amount equal to $996,750 (the "Purchase
Price")($1,993,500 in the aggregate), by wire transfer of immediately available funds.

     1.3 Settlement shall be through Depository Trust Company ("DTC"), if the Shares are issued of record to DTC, in which such event Seller shall cause accounts at DTC of each Buyer's nominee set forth on EXHIBIT A to be credited with the 886,000 Shares and each Buyer shall cause $996,750 to be paid to the Seller in immediately available funds pursuant to the wire instructions set forth in EXHIBIT B.

     1.4 The Seller and the Buyers hereby acknowledge that a Special Meeting of Shareholders of the Company will be held on

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December 30, 1998 (the "Meeting") and that pursuant to the Company's proxy statement relating to the Meeting, the Seller, as beneficial owner of the Shares as of the record date set forth in such proxy, is entitled to direct its nominee to vote the Shares at such Meeting. In connection therewith and as a condition to the purchase of the Shares by the Buyers pursuant to this Agreement, the Seller agrees that it shall cause its nominee to deliver to Buyer, as soon as practicable after the date of this Agreement, an irrevocable proxy (the "Proxy") to vote the Shares at the Meeting which shall be marked to indicate a vote in favor of the sale of Calton Homes, Inc. to Centex Real Estate Corporation (the "Proxy"); provided, however, that Mr. Caldarone hereby agrees to indemnify, defend and hold harmless Seller, including its officers, directors, partners and control persons (as defined in the Securities Act of 1933, as amended), from any and all claims, damages, losses or liabilities which may arise as a result of
(i) any breach of this Agreement by any of the Buyers or (ii) the delivery of the Proxy, or (iii) the Seller's nominee voting the Shares in accordance with the instructions of the Buyer as provided for herein. Seller acknowledges and agrees that the Proxy shall be coupled with an interest.

1.5 The Seller and the Buyers hereby agree and acknowledge that it is a condition of the obligation of the Seller to sell the Shares to the Buyers that the purchase and sale of the Shares made hereby and the Calton Sale be consummated simultaneously.


2    Representations of Seller.  Seller represents and warrants to Buyers the
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following:

     2.1 Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 Seller has full partnership power and authority to execute, deliver and perform its obligations under this Agreement, and to sell the Shares to the Buyers. Neither the execution, delivery and performance of this Agreement nor the sale of the Shares to the Buyers has resulted, or will result, in any breach of any provision of, or constitute a default (or an event of which with or without notice or lapse of time, or both, would constitute a default) under, the Seller's partnership documents or any agreement or instrument to which the Seller is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it.

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       2.3  This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller, in accordance with its terms.

       2.4 Seller has not pledged, encumbered, assigned, transferred, conveyed, disposed of or terminated, in whole or in part, any of its right, title and interest in or to the Shares or suffered to exist any liens on such right, title and interest, and the Seller owns, beneficially and of record, the Shares free and clear of any adverse claims, including, without limitation, any liens, charges and other encumbrances (collectively "Liens"). Further, Seller shall deliver to the Buyers the Shares free and clear of any Liens other than any Liens that may be imposed under securities laws.

       2.5 Seller is and has been at all times for more than three years prior to the date hereof the beneficial owner of the Shares.

2.6 Seller acknowledges receipt of the Company's (i) 1997 Annual Report to Shareholders, (ii) Report on Form 10-K for the fiscal year ended November 30, 1997, (iii) Report on Form 10Q for the quarter ended August 31, 1998 and (iv) the Proxy Statement dated December 4, 1998.

3      Representations and Warranties of the Buyers. The Buyers hereby, jointly
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and severally, represent and warrant to the Seller as follows:

       3.1 Each Buyer has full power, authority and capacity to execute, deliver and perform its obligations under this Agreement. Neither the execution, delivery and performance of this Agreement has resulted, or will result, in any breach of any provision of, or constitute a default (or an event of which with or without notice or lapse of time, or both, would constitute a default) under, the Buyer's charter documents, if applicable, or any agreement or instrument to which the Buyer is a party or by which it is bound, or any statute, order, rule or regulation of any court or other governmental authority applicable to it.

       3.2 This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal, valid and binding obligations of each Buyer, enforceable against each Buyer, in accordance with its terms.

       3.3 Each Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the

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"Act"), and may not be sold except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements. Each Buyer further acknowledges that, so long as appropriate, a legend similar to the following may appear on the certificates representing the
Securities:

          "[T]hese securities have not been registered under the Securities Act of 1933 and may be reoffered and sold only if so registered or if an exemption from registration is available."

          3.4 Each Buyer is a sophisticated investor and is purchasing the Shares for its own account and not with a view to or for sale or distribution thereof that would be in violation of the Act. In that regard, Mr. Caldarone is a principal and/or executive of the Company and, as such, has access to material information with respect to the Company's operations, prospects and/or financial condition and acknowledges and understands the risks inherent in an investment in the Shares. Each Buyer further acknowledges that the Buyer has conducted its own investigation, to the extent that the Buyer has determined necessary or desirable regarding the Company, and that the Buyer has determined to enter into and complete this transaction based on, among other things, such investigation and Information.

          3.5 Each Buyer is an "accredited investor" as such term is defined in Rule 501 of Regulation D under the Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares, and having had access to, or having been furnished with, all such information as it has considered necessary, has concluded that it is able to bear those risks.

          3.6 The Shares were not offered or sold to the undersigned by any form of general solicitation or general advertising.

          3.7 Each Buyer acknowledges that the purchase of the Shares does not violate any law or regulation applicable to it or its business.

4         Miscellaneous.
          -------------

          4.1  Survival.  All representations, warranties, and covenants made by
               --------
the parties hereto shall be considered to have been relied upon by the parties hereto and shall survive the execution, performance and delivery of this Agreement and all other documents contemplated herein.

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          4.2  Successors and Assigns.  This Agreement shall inure to the
               ----------------------
benefit of and be enforceable by, and shall be binding upon and enforceable against, the respective parties hereto and their successors and assigns.

          4.3  Costs and Expenses.  Except as otherwise expressly provided for
               ------------------
herein, each party to this Agreement shall bear its own costs and expenses, including but not limited to attorney's fees and expenses, in connection with the preparation, review and execution of this Agreement.

          4.4  Governing Law.  This Agreement shall be construed in accordance
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with and be governed by the internal laws of the State of New York without reference to conflict of laws principles.

          4.5  Specific Performance.  The Buyers and Seller each acknowledges
               --------------------
that damages would be an inadequate remedy for breach of this Agreement and that the Buyers and Seller, respectively, shall each be entitled to specific performance and other equitable relief in addition to other applicable remedies.

          4.6  Counterpart Execution.  This Agreement may be executed in two or
               ---------------------
more counterparts, each of which shall constitute an original, but when taken together, shall constitute one and the same instrument.

          4.7  Integration.  This Agreement constitutes the entire agreement and
               -----------
understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written.

          4.8  Interpretation. Each of Seller and the Buyers acknowledge and
               --------------
agree that they have been represented by or had the opportunity for representation of counsel in connection with the matters contemplated hereby and further that this Agreement shall not be construed either for or against either party by reason of its preparation.

          4.9  Further Assurances.  Each of Seller and the Buyers agree to
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execute and deliver to the other party hereto such additional documents or instruments as such other party may reasonably request in order to fully effect the purposes and intent of, and the transactions contemplated by, this Agreement.

          4.10 Termination.  In the event that the purchase and sale of the
               -----------
Shares as set forth herein is not consummated on or before

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December 14, 1998, this Agreement shall terminate and be of no force or effect.

          IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first written above.


     "SELLER"

APOLLO HOME PARTNERS, L.P.

By:  AIF II, L.P.
     Its General Partner

By:  Apollo Advisors, L.P.
     Its Managing Partner


     By:   /s/ Michelle M. Hsu
           ----------------------
     Title:  Authorized Person


     "BUYERS"



/s/ Anthony J. Caldarone
-------------------------------
ANTHONY J. CALDARONE



/s/ Joyce P. Caldarone
--------------------------------
JOYCE P. CALDARONE CALDARONE

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